Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE, INC. (“BNPP PB, Inc.”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”) (the U.S. PB Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)
Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

	(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

	(c)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

	(d)	“Default” is defined in Section 9(c) hereof.

(e)
“Default Action” means exercising any rights of set-off, liquidating positions or Contracts, terminating or accelerating any loan or Contract, canceling orders, closing out transactions, deducting charges from an account (other than normal charges for interest, clearing fees and ticket charges), selling any or all of the securities and commodities or other property that may be in possession or control of the BNPP Entities (either individually or jointly with others), buying-in any securities, commodities or other property that Customer’s account or accounts may be short, or acting as attorney-in-fact with respect to Customer, any Customer account or any property in a Customer account

	(f)	“Eligible Securities” shall have the meaning ascribed to such term in Appendix A hereto.

	(g)	“Initial NAV” means the Net Asset Value of Customer as of the date of execution hereof.

(h)
“Maximum Commitment Financing” means $30 million USD; provided, however, that if (1) credit spreads increase to a degree that the financing of assets related to Customer’s business would present an imprudent economic risk for the Customer’s shareholders or (2) the regulatory or tax treatment of Customer’s borrowings change in a manner substantially adverse to Customer, then Customer may, to the extent necessary, reduce the Maximum Commitment Financing or terminate this Agreement to address the risk or adverse change, upon written notice to BNP PB, Inc. setting forth in reasonable detail its basis for the reduction or termination.

	(i)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with the 1940 Act.

(j)
“Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of the Initial NAV (such initial 50% amount, the “Execution Date NAV Floor”); provided, however, that following the date hereof, the Net Asset Value Floor shall equal the greater of (i) the Net Asset Value Floor on the Execution Date or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(k)
“Portfolio Gross Market Value” means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer’s Positions that are Eligible Securities (as defined in Appendix A attached hereto).

	(l)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Scope of Committed Facility -

Subject to Section 3, BNPP PB, Inc. shall make available cash financing under and in accordance with the 40 Act Financing Agreements in an amount up to the Maximum Commitment Financing, and may not take any of the following actions except upon at least 90 calendar days’ prior notice (the “Facility Modification Notice”):

	(a)	modify the Collateral Requirements;

	(b)	recall any cash loan under the 40 Act Financing Agreements;

	(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)
modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the “Fees”), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

	(e)	terminate any of the 40 Act Financing Agreements.

3.	Conditions for Committed Facility -

The commitment as set forth in Section 2 only applies so long as -

	(a)	Customer satisfies the Collateral Requirements and

	(b)	no Default or Facility Termination Event has occurred.

4.	Arrangement and Commitment Fees -

	(a)	Customer shall pay an arrangement fee as set forth in Appendix B.

	(b)	Customer shall pay a commitment fee as set forth in Appendix B.

5.	No Right of Substitution -

(a)
After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB, Inc. may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period

(in any event no sooner than the standard settlement period applicable to such collateral).

(b)
Prior to BNPP PB, Inc. sending a Facility Modification Notice, Customer may substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

6.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer orally or via facsimile or electronic mail or such delivery method as the parties agree (in each case, with delivery deemed when sent): (i) on or before 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

7.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements until such time as no assets remain in the Accounts.

8.	Financial Information -

Customer shall provide BNPP PB, Inc. with copies of-

(a)
the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)
the most recent monthly financial statement of Customer, including performance returns and net asset value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

	(c)	the estimated net asset value statement of Customer as of any Business Day, upon request therefor by BNPP PB, Inc..

9.	Termination -

	(a)	Upon the occurrence of a Facility Termination Event (as defined in clause (d) below), this Agreement automatically terminates.

	(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

	(c)	Each of the following events constitutes a “Default”:

		i.	Customer fails to meet the Collateral Requirements within one Business Day after the time periods set forth in Section 6;

ii.
Customer fails to deliver the financial information (1) within five Business Days after the time periods set out in Sections 8(a) and (b), and (2) within one Business Day after the time period set out in Section 8(c), provided that such cure periods shall apply only In respect of Section 8;

	iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor,

iv.
any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreements (including under with Section 7 herein) proves false or misleading when made or deemed made;

v.
Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those covered by Section 9(c)i or ii), provided, however, that other than a failure by Customer to make a payment due to a BNPP Entity or a Default as set forth in Sections 9(c)i, 9(c)ii, or 9(c)iv, such event or occurrence shall not be deemed a Default and Default Action may not be taken unless Customer has failed to remedy such event or occurrence within five Business Days of its receipt or deemed receipt, pursuant to Section 12(a) of Exhibit A of the U.S. PB Agreement, of notice of such event or occurrence;

vi.
the filing by or against Customer of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver or upon the levy or attachment against any property or accounts of Customer; or

vii.
the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with (A) a BNPP Entity or affiliate of a BNPP Entity or (B) a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000.

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.
there occurs any change in BNPP PB, Inc.’s interpretation of any Applicable Law or the adoption of or any changes in the same that, In the reasonable opinion of counsel to BNPP PB, Inc., has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BNPP PB, Inc.’s interpretation of, any Applicable Law that results in a cost increase to BNPP PB, Inc. (as determined in its sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner as determined by BNPP PB, Inc. in its sole discretion);

ii.
(A) as of any day, the Net Asset Value of Customer has declined by twenty-five percent (25%) or more from the highest Net Asset Value in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has declined by thirty-five percent (35%) or more from the highest Net Asset Value in the preceding three-month period then ending; or (C) as of any day, the Net Asset Value of Customer, has declined by fifty percent (50%) or more from the highest Net Asset Value in the preceding 12-month period then ending; provided that, for purposes of (A), (B) and (C), the calculations under this paragraph shall be adjusted to exclude any decline in the Net Asset Value attributable to the payment of distributions, the repayment or redemption of any senior securities representing preferred stock or indebtedness or other corporate actions or any positive change caused by subscriptions, contributions or investments;

iii.
(A) the investment management agreement between Customer and its investment manager (“Advisor”) is terminated or (B) Advisor otherwise ceases to act as investment advisor of Customer and a replacement investment advisor approved by BNPP PB, Inc. in its sole discretion has not been appointed immediately, provided, however, that it shall not be a Facility Termination Event under sub-clause (A) if such investment manager agreement has automatically terminated in connection with a change of control relating to the Advisor and a new investment management agreement with the Advisor is approved in accordance with applicable law and effective as of such termination date;

iv.
the asset coverage for all borrowings constituting ’senior securities representing indebtedness’ (as defined for purposes of Section 18(g) of the 1940 Act of Customer falls below the 300% minimum required by Section 18(f)(1) of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law (provided that, for purposes of this provision, such minimum percentage cannot be lower than 200%) and such decline below the minimum continues for three Business Days (provided that such three Business Day cure period shall not apply where Customer is in violation of the 1940 Act);

v.
Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed and such failure continues for at least five Business Days, provided, however, that such additional five Business Day period shall not apply in respect of any filing failure which has a material adverse effect on Customer’s business;

vi.
Customer determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date hereof adversely effects the tax treatment of the loans advanced pursuant to this Agreement or any of the transactions contemplated hereunder in any material respect and notifies BNPP PB, Inc. thereof in writing;

vii.
Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting ’senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions, repurchase agreements and/or any other permitted derivative transactions pursuant to Customer’s investment portfolio activities shall be permissible additional indebtedness; or

	viii.	Customer changes its fundamental investment policies.

(e)	Adjustments to Maximum Commitment Financing

i.
Customer may, by providing not less than 10 Business Day’s prior written notice to BNPP PB, Inc., adjust the Maximum Commitment Financing in a manner and amount commensurate with any changes to the asset coverage requirement for borrowings constituting ’senior securities representing indebtedness’ (as defined for purposes of Section 18(g) of the 1940 Act) from the 300% minimum required by Section 18(f)(1) of the 1940 Act.

10.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement

11.	Compliance with Applicable Law -

	(a)	Notwithstanding any of the foregoing, to the extent required by Applicable Law -

		i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

		ii.	BNPP PB, Inc. may recall any outstanding loan under the 40 Act Financing Agreements;

		iii.	BNPP PB, Inc. may modify the Collateral Requirements (as and to the extent required by Applicable Law); and

		iv.	the BNPP Entities may take Default Action.

	(b)	This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

(c)
The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law that relates to (i) felonies, (ii) fraud, (iii) activities related to the conduct of Customer’s business or (iv) activities related to the securities industry (except in the case of (iii) or (iv), where the failure to do so would not have a material adverse effect on Customer or its ability to perform under the Contracts, as determined by the BNPP Entities).

12.	Miscellaneous -

	(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

	(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)
Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

	(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(e)
This Agreement and the other 40 Act Financing Agreements shall not be publicly distributed via syndication (for the avoidance of doubt, nothing in this Subsection shall affect the rehypothecation rights in the 40 Act Financing Agreements).

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of November 20, 2008.

CLAYMORE/GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

By:	/s/ Steven M. Hill
Name: Steven M. Hill
Title: Chief Financial Officer

BNP PARIBAS PRIME BROKERAGE, INC.

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: